Exhibit 99.1

JOHN B. SANFILIPPO & SON, INC.

NEWS RELEASE

COMPANY CONTACT:	Michael J. Valentine
Chief Financial Officer
847-214-4509

Frank S. Pellegrino
Sr. Vice President, Finance, Treasurer and Corporate Controller
847-214-4138

FOR IMMEDIATE RELEASE

MONDAY, OCTOBER 30, 2017

First Quarter Diluted EPS Increased by 2.2% to a First Quarter Record $0.91 per Share

Quarterly Comparison Overview:

•	Net sales decreased by 3.4%

•	Sales volume was unchanged

•	Gross profit decreased by 4.5%

•	Net income increased by 2.5%

Elgin, IL, October 30, 2017 — John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS) (the “Company”) today announced operating results for its first quarter of fiscal 2018. Net income for the first quarter of fiscal 2018 was $10.4 million, or $0.91 per share diluted, compared to $10.2 million, or $0.89 per share diluted, for the first quarter of fiscal 2017.

Net sales decreased by 3.4% to $214.8 million for the first quarter of fiscal 2018 from net sales of $222.3 million for the first quarter of fiscal 2017. Sales volume, which is defined as pounds sold to customers, was unchanged in the quarterly comparison. The decrease in net sales primarily resulted from a shift in sales volume mix from higher priced almonds, pecans and walnuts to lower priced peanuts and trail mixes, which led to a reduction in the weighted average selling price per pound in the quarterly comparison. Sales volume increased by 14.7% in the contract packaging distribution channel mainly from increased sales of trail mixes and snack bite cluster products to existing customers. Sales volume in the commercial ingredients distribution channel declined by 17.1% primarily due to the loss of the bulk almond butter customer that occurred in the second quarter of fiscal 2017.

Sales volume in the consumer distribution channel increased by 1.8% primarily from a 3.7% increase in sales volume for our private brand products due to sales growth for almonds and trail mixes with existing customers.

Sales volume for our branded products changed as follows:

Fisher recipe nuts	(5.0)%
Fisher snack nuts	(9.1)%
Orchard Valley Harvest produce products	10.2%

Fisher recipe nut sales volume declined due to reductions in orders with a major customer. We were notified in the first quarter that this customer is preparing to replace small and some medium size packages of Fisher recipe nuts with private brand recipe nuts this November. At retail, Fisher recipe pound volume rose by 7%, while total category pound volume increased by 5% according to IRi market data.

The Fisher snack nuts sales volume decline resulted from reduced merchandising activity compared to merchandising activity that took place in last year’s first quarter. For the same reasons, pound volume for Fisher snack nuts at retail fell by 4%, while total category pound volume declined by 1% according to IRi market data.

The sales volume increase for our Orchard Valley Harvest produce products mainly resulted from expanded distribution for multi-pack items at retailers that do not report market data to IRi. At those retailers that report market data to IRi, pound volume at retail for Orchard Valley Harvest declined by 13%, while total category pound volume increased by 10% according to IRi market data. The decline in pound volume at retail resulted from a shift in the timing of promotional activity to the second quarter of fiscal 2018.

Gross profit decreased by 4.5% to $34.8 million for the first quarter of fiscal 2018 compared to $36.5 million for the first quarter of fiscal 2017. Gross profit margin, as a percentage of net sales, decreased to 16.2% for the first quarter of fiscal 2018 compared to 16.4% for the first quarter of fiscal 2017. The decreases in gross profit and gross profit margin were mainly attributable to higher pecan and cashew acquisition costs. Additionally, the shift in product mix that contributed to the decline in net sales also contributed to the decline in gross profit.

Total operating expenses, as a percentage of net sales, decreased to 8.1% for the first quarter of fiscal 2018 from 8.7% for the first quarter of fiscal 2017, and total operating expenses declined by $1.9 million to $17.5 million in the quarterly comparison. The declines in total operating expenses as a percentage of net sales and dollars resulted mainly from decreases in incentive compensation, base compensation and amortization expenses. The decline in base compensation primarily was attributable to the retirement of several executives in the second half of fiscal 2017.

Interest expense increased by $0.2 million in the quarterly comparison mainly due to higher debt levels.

The value of total inventories on hand at the end of the first quarter of fiscal 2018 increased by $18.7 million, or 12.7%, when compared to the value of total inventories on hand at the end of the first quarter of fiscal 2017. The increase in total inventory value was primarily attributable to higher acquisition costs for pecans and cashews. For the same reason, the weighted average cost per pound of raw nut and dried fruit input stocks on hand at the end of the first quarter of fiscal 2018 increased by 50.1% compared to the weighted average cost per pound at the end of the first quarter of fiscal 2017.

“The first quarter of fiscal 2018 contained some successes, which I am very proud of, and provided us with some future challenges. We continued our goal of returning profits to our stockholders by paying out our first ever annual dividend of $0.50 per share and supplemented that with a special dividend of $2.00 per share. We also achieved record net income and diluted earnings per share for a first quarter despite the unfavorable impact on gross profit that resulted from higher acquisition costs for pecans and cashews and the shift in product mix to lower priced products. The earnings improvement largely came from a reduction in total operating expenses, particularly compensation expenses,” stated Jeffrey T. Sanfilippo, Chief Executive Officer. “As we mentioned earlier, a major customer informed us that it will be replacing small and some medium package sizes of Fisher recipe nuts with private brand recipe nuts. In preparation for this transition, this customer purchased fewer branded recipe nuts during the first quarter than it did in last year’s first quarter. Consequently, we expect that challenges in growing the Fisher recipe nut brand from fiscal 2017 performance will continue during the remainder of fiscal 2018. We anticipate that this reduction in Fisher recipe nut sales will have an unfavorable impact on net sales, sales volume and gross profit. We believe that the declines in net sales and sales volume for Fisher recipe nuts should be offset by continuing sales volume growth in contract packaging, private brand snack nuts and trail mixes and Orchard Valley Harvest produce products in fiscal 2018. These anticipated sales volume increases, coupled with a decrease in compensation expense for fiscal 2018, should largely offset the anticipated decline in gross profit in such future quarters,” Mr. Sanfilippo stated. “To support sales volume in fiscal 2018, we also intend to focus additional resources on our Expanding Consumer Reach growth strategy by focusing on product lines that are tailored for alternative retail channels,” Mr. Sanfilippo concluded.

The Company will host an investor conference call and webcast on Tuesday, October 31, 2017, at 10:00 a.m. Eastern (9:00 a.m. Central) to discuss these results. To participate in the call via telephone, dial 844-536-5471 from the U.S. or 614-999-9317 internationally and enter conference ID number 4698498. This call is being webcast by NASDAQ OMX and can be accessed at the Company’s website at www.jbssinc.com.

The Company will be presenting at the Southwest IDEAS Conference in Dallas on November 16, 2017 at 3:50 p.m. Central time, and the presentation webcast can be accessed at the conference website at www.IDEASConferences.com.

Some of the statements in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) the risks associated with our vertically integrated model with respect to pecans, peanuts and walnuts; (ii) sales activity for the Company’s products, such as a decline in sales to one or more key customers, a change in product mix to lower price products, a decline in sales of private brand products or changing consumer preferences; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (v) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively; (vi) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures; (vii) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (viii) the ability of the Company to control expenses, such as compensation, medical and administrative expenses; (ix) the potential negative impact of government regulations and laws and regulations pertaining to food safety, such as the Food Safety Modernization Act; (x) uncertainty in economic conditions, including the potential for economic downturn; (xi) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (xii) the adverse effect of labor unrest or disputes, litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xiii) losses due to significant disruptions at any of our production or processing facilities; (xiv) the ability to implement our Strategic Plan, including growing our branded and private brand product sales and expanding into alternative sales channels; (xv) technology disruptions or failures; (xvi) the inability to protect the Company’s brand value, intellectual property or avoid intellectual property disputes; (xvii) the Company’s ability to manage successfully the price gap between its private brand products and those of its branded competitors; and (xviii) potential increased industry-specific regulation pending the U.S. Food and Drug Administration assessment of the risk of Salmonella contamination associated with tree nuts.

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit based products that are sold under a variety of private brands and under the Company’s Fisher®, Orchard Valley Harvest® and Sunshine Country® brand names.

-more-

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except earnings per share)

	For the Quarter Ended
	September 28, 2017	September 29, 2016
Net sales	$214,791	$222,293
Cost of sales	179,951	185,818

Gross profit	34,840	36,475

Operating expenses:
Selling expenses	10,945	11,271
Administrative expenses	6,559	8,115

Total operating expenses	17,504	19,386

Income from operations	17,336	17,089

Other expense:
Interest expense	781	622
Rental and miscellaneous expense, net	622	410
Other expense	492	533

Total other expense, net	1,895	1,565

Income before income taxes	15,441	15,524
Income tax expense	5,009	5,344

Net income	$10,432	$10,180

Basic earnings per common share	$0.92	$0.90

Diluted earnings per common share	$0.91	$0.89

Cash dividends declared per share	$2.50	$2.50

Weighted average shares outstanding
— Basic	11,351,307	11,266,217

— Diluted	11,442,168	11,380,095

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except per share amounts)

	September 28, 2017	June 29, 2017	September 29, 2016
ASSETS
CURRENT ASSETS:
Cash	$869	$1,955	$1,362
Accounts receivable, net	71,576	64,830	75,741
Inventories	165,898	182,420	147,196
Prepaid expenses and other current assets	4,543	4,172	3,819

	242,886	253,377	228,118

PROPERTIES, NET:	127,566	125,462	130,731

OTHER LONG-TERM ASSETS:
Intangibles, net	—	—	990
Deferred income taxes	9,668	9,095	9,055
Other	9,541	10,125	10,001

	19,209	19,220	20,046

	$389,661	$398,059	$378,895

LIABILITIES & STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$36,454	$29,456	$1,255
Current maturities of long-term debt	3,429	3,418	3,387
Accounts payable	54,544	50,047	60,432
Book overdraft	1,484	932	1,896
Accrued expenses	23,074	26,020	21,384

	118,985	109,873	88,354

LONG-TERM LIABILITIES:
Long-term debt	24,350	25,211	27,779
Retirement plan	21,195	20,994	22,334
Other	6,876	6,513	6,393

	52,421	52,718	56,506

STOCKHOLDERS’ EQUITY:
Class A Common Stock	26	26	26
Common Stock	88	88	87
Capital in excess of par value	118,326	117,772	115,787
Retained earnings	105,252	123,190	125,559
Accumulated other comprehensive loss	(4,233)	(4,404)	(6,220)
Treasury stock	(1,204)	(1,204)	(1,204)

	218,255	235,468	234,035

	$389,661	$398,059	$378,895